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                                                                   Exhibit 10.10

                             EMPLOYMENT AGREEMENT
                             --------------------



     THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of April 1, 2001 (the "Effective Date'), by and between coolsavings.com inc., a Michigan corporation (the "Company"), and Steven M. Golden ("Golden").

                                 RECITALS:

     The Company desires to continue the employment of Golden and Golden desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:


1.   Employment.
     ----------

     a. The Company agrees to employ Golden and Golden accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, Golden shall at all times serve as Chairman of the Board and Chief Executive Officer of the Company, and shall have the responsibilities and authorities to do and perform diligently all such services, acts and things as are customarily done and performed by the Chairman of the Board and Chief Executive Officer of companies in similar business and size to the Company, including but not limited to those authorities and responsibilities not specifically withheld by the Board or shareholders in the Articles of Incorporation, as amended (the "Articles"), Bylaws or other agreements executed by the Company of which Golden has knowledge, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company (the "Board"), which duties shall be consistent with Golden's positions as set forth above.

     b. Golden shall report directly to the Board throughout the term of this Agreement.

     c. For service as an officer and employee of the Company, Golden shall be entitled to the full protection of the applicable indemnification provisions of the Articles and Bylaws of the Company, as they may be amended from time to time, and as provided by law.

2.   Term and Location of Employment.
     --------------------------------

     Subject to the provisions for termination provided below, the term of Golden's employment under this Agreement shall commence on the Effective Date and shall continue thereafter for a period of three (3) years after the Effective Date. For the term of this Agreement, Golden's employment shall be within the immediate vicinity of Chicago,
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     Illinois.

3.   Devotion to the Company's Business.

     Golden shall devote his best efforts, knowledge, and skill, to the business of the Company during the term of this Agreement.

4.   Compensation.

     a. During the term of this Agreement, the Company shall pay or provide, as the case may be, to Golden the compensation and other benefits and rights set forth in this Agreement, including but not limited to, those set forth in paragraphs 4, 5, 6, and 7 of this Agreement.

     b. Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to Golden, for each calendar year of this Agreement, a base salary (the "Base Salary") , payable in twenty-four (24) equal semi-monthly payments. The Base Salary for calendar year 2001 shall be Three Hundred Forty Five Thousand Dollars ($345,000.00), and for each calendar year thereafter, it shall not be less than Three Hundred Forty Five Thousand Dollars ($345,000.00).

     c. Annual Salary Increase. Golden's salary shall be reviewed at least once annually by the Compensation Committee or the Board of Directors, either of which may elect in its discretion to increase Golden's Base Salary at any time.

     d. Bonuses. Golden shall be eligible for annual performance bonuses, in cash and in stock options in the Company, in amounts, and payable at such times, as determined in the discretion of the Compensation Committee or the Board of Directors.

     e. Disability. During any period that Golden fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), Golden shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by the Company pursuant to Section 8a(5) hereof; provided, however, that payments so made to Golden during the Disability Period shall be reduced by the amounts, if any, which are paid to Golden at or prior to the time of any such payment under disability benefit plans of the Company.

5.   Benefits.

     a. Insurance. The Company shall provide to Golden all benefits normally provided to employees of the Company, including life, medical, dental and long term and short term disability insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with the Company's standard policies. Additionally, the Company shall compensate Golden in an amount that, net of all applicable taxes, is sufficient to pay the premiums on a term life insurance policy on his life in the

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     amount of two times the Base Salary then in effect or Seven Hundred
     Fifty Thousand Dollars ($750,000.00), whichever is greater. The Company shall procure such policy and pay the premium amounts directly to the insurer for the benefit of Golden, pay the amounts owing on such compensation to the appropriate taxing authorities as and when due, and include the gross amount paid for Golden's benefit hereunder in Golden's W2 income. Golden shall be the owner of such policy. Golden shall cooperate with the Company in securing the term life insurance policy as set forth above.

     b. Benefit Plans. Golden, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which Golden qualifies under the terms of the plans, and nothing in this Agreement shall or shall be deemed to in any way affect Golden's right and benefits under any such plan except as expressly provided herein. Golden shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives. Golden's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

     c. Annual Vacation. Effective as of January 1 of each employment year hereunder, Golden shall be entitled to four (4) weeks of paid vacation time for such year, and up to two (2) weeks of unused vacation time in such year may be carried over into the next year. Upon any termination of this Agreement for any reason whatsoever, unused paid vacation time to which Golden is entitled to in that year (including "carried over" vacation time, if any) shall be paid to Golden within ten (10) days of such termination based on the Base Salary in effect on the effective date of such termination.

     d. Disability Policy. The Company shall compensate Golden in an amount that, net of all applicable taxes, is sufficient to pay the premiums on a disability insurance policy ("Disability Policy"). The Disability Policy shall, at a minimum, provide for the payment of 70% of Golden's Base Salary until he reaches the age of sixty-five (65), after a 180 day waiting period. The Company shall procure such policy and pay the premium amounts directly to the insurer for the benefit of Golden, pay the amounts owing on such compensation to the appropriate taxing authorities as and when due, and include the gross amount paid for Golden's benefit hereunder in Golden's W2 income. Golden shall be the owner of such policy. Golden shall cooperate with the Company in securing the Disability Policy as set forth above.

     e. Car/Insurance. The Company shall provide Golden with a car of the same quality/level he currently drives (i.e. a Jaguar) and pay all insurance thereon. Golden shall be entitled to replace each said vehicle when such vehicle is two (2) years old.

     f. Settlement of Litigation: The Company acknowledges that: (i) it and Golden are joint Defendants in Case No. 1999-017678-CB in the State of Michigan in the Circuit Court for the County of Oakland; (ii) it desired to accept the Mediation Award in such case in favor of Plaintiff, and it desired Golden to similarly accept said Mediation Award, in order to

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     terminate said case and avoid further loss of time and expenses in defending such litigation; and (iii) it and Golden resultantly accepted said Mediation Award thereby obligating them to jointly pay the amount of such award. Accordingly, to the extent the Company is not already obligated to Golden under its existing indemnity obligations to its officers and directors, the Company hereby agrees to pay all damages, costs and expenses arising out of said litigation, including but not limited to the Mediation Award and all attorney fees incurred, and to indemnify and hold harmless Golden from any and all liability whatsoever (including all costs, expenses, and the Mediation Award) arising out of said case. Provided however, Golden hereby agrees that the Company may elect in its sole discretion to apportion to Golden part (but not in excess of 50%) of said award and expenses paid by it in the event (and only in the event) it simultaneously compensates Golden in an amount that, net of all applicable taxes, is sufficient to pay the amounts so apportioned to him. The Company shall pay directly to the third parties entitled to receive the Mediation Award and said expenses the amounts owing to them. In the event the Company elects to so apportion as provided herein, the Company shall (x) include the "grossed-up" amount apportioned to Golden in Golden's W2 income, and
     (y) pay the amounts owing on such "grossed-up" compensation to the appropriate taxing authorities as and when due.

6.   Reimbursement of Business Expenses.

     The Company shall reimburse Golden or provide him with an expense allowance during the term of this Agreement for travel, mobile telephone, and other expenses reasonably and necessarily incurred by Golden in connection with the Company's business. Golden shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

7.   Issuance of Stock Options/Vesting of Current Options.

     a. Upon execution of this Agreement, the Company shall enter into an award agreement with Golden granting Golden an option to purchase One Hundred Fifty Thousand (150,000) shares of the Company's common stock at an exercise price equal to the average closing price of the stock on the Nasdaq stock exchange during the five (5) trading days immediately preceding the date of execution of this Agreement (as set forth on the last page of this Agreement). Said options shall immediately be fully vested and immediately exercisable until the expiration of five (5) years after the date of vesting .

     b. Upon execution of this Agreement, all stock options in the Company previously issued to Golden which have not vested as of such date shall immediately and fully vest and become immediately exercisable.

8.   Termination of Employment.

     a. Golden's employment under this Agreement may be terminated prior to the date ending three (3) years after the Effective Date under the following circumstances only:

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          (1)  by the Company, at any time other than during a Disability Period under Section 4e, for any reason whatsoever or for no reason, upon not less than ninety (90) calendar days written notice to Golden;

          (2) by the Company, at any time for "cause" as defined below, but only after written notice to Golden, and Golden's failure to cure within thirty (30) calendar days of receipt of such notice;

          (3) by Golden, at any time for any reason whatsoever or for no reason, upon not less than ninety (90) calendar days written notice to the Company.

          (4) by Golden, upon the occurrence of: (i) a failure to pay to Golden any monies, when due under the terms of this Agreement, within five (5) business days after Golden has provided written notice of such failure to pay; or (ii) a material breach of this Agreement by the Company that is not cured within thirty (30) calendar days after Golden has provided written notice that a breach has occurred;

          (5)  by the Company upon Golden's "permanent disability" as defined in
     Section 8c below, without prior notice; and

          (6)  automatically upon Golden's death.

     b. For purposes hereof, for "cause" shall mean the material breach of any provision of this Agreement by Golden (including but not limited to a material breach of Section 13), or any action of Golden (or Golden's failure to act), which involves malfeasance, fraud, or moral turpitude, or which, if generally known, would or might reasonably have a material adverse effect on the Company and/or its reputation.

     c. For purposes hereof, Golden's "permanent disability" shall be deemed to have occurred after one hundred eighty (180) consecutive days during which Golden, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be the one hundred eighty first (181st) day. In the event either the Company or Golden, after receipt of notice of Golden's permanent disability from the other, disputes that Golden's permanent disability shall have occurred, Golden shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Illinois and, unless such physician shall issue his written statement to the effect that, in his opinion, based on his diagnosis, Golden is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such written statement, such permanent disability shall be deemed to have occurred.

     d. No termination of employment under this Agreement shall be effective until the terminating party has delivered to the other party written notice of such termination setting

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     forth the specific subsection of this Section 8 upon which such termination is based. Said written notice shall be delivered to the other party as soon as reasonably possible after the decision to terminate has been made, but in no event later that the number of days required by the applicable subsection of this Section 8.

     Upon the effective date of any termination of Golden's employment under this Agreement, Golden shall be deemed to have resigned from any and all offices and directorships held by Golden in the Company and any entities controlled by the Company (the "Affiliates").


9.   Compensation Upon Termination.

     a. In the event that the Company terminates Golden's employment pursuant to Section 8a(1) hereof, or if Golden terminates his employment pursuant to
     Section 8a(4), the Company shall promptly pay Golden the sum of: (i) all accrued compensation (including vacation time) and bonus earned through the effective date of termination and (ii) an amount equal to the greater of the present value (determined as of the effective date of termination) of the compensation owed Golden for the remainder of the original 3 year term of this Agreement or the present value (determined as of the effective date of termination) of Golden's Base Salary then in effect. Additionally, the Company shall continue to pay and provide Golden all other benefits under this Agreement for the remainder of the original 3 year term of this Agreement or one (1) year after the effective date of termination, whichever is later. Notwithstanding anything contained herein to the contrary, in the event of such termination of employment, the gross amounts necessary to cover the premiums on the life insurance and disability insurance policies under Sections 5a and 5d, and the applicable taxes thereon referenced in such Sections, shall be paid directly to Golden and he shall be responsible for the payment of the applicable taxes on all such gross amounts received.

     b. In the event that the Company terminates Golden's employment pursuant to Section 8a(2), or if Golden terminates his employment pursuant to
     Section 8a(3), Golden shall be entitled to no further compensation or other benefits under this Agreement, except for any unpaid salary (including vacation time), bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

     c. In the event of termination of Golden's employment under this Agreement due to Golden's permanent disability or death (Sections 8a(5) or (6)), Golden (or his successors and assigns in the event of his death) shall be entitled to that portion of any unpaid salary (including vacation time), bonus and benefits accrued and earned by him hereunder up to and including the effective date of such termination.

10. Effect of Termination Upon Company Stock Options. In the event of termination of Golden's employment by the Company under this Agreement for "cause" pursuant to Section 8a(2) or by Golden pursuant to Section 8a(3) hereof, all unvested stock options or other

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     stock based compensation awarded to Golden that has not vested shall lapse in accordance with the terms of the plan or agreement under which such options were granted. In all other events of termination, including but not limited to the Company's termination of Golden's employment under this Agreement without "cause" or upon the death or permanent disability of Golden, all stock options and other stock based compensation awarded to Golden that have not vested shall immediately become fully vested and immediately exercisable. Any Stock Option Agreements between the Company and Golden shall be amended to conform to the provisions of this Section 12.

11. Covenant Not To Compete. During the course of Golden's employment, and for the following periods after the effective date of termination of Golden's employment:

     (i) if Golden's employment is terminated pursuant to Sections 8a(1) or 8a(4) of this Agreement: for a period of one (1) year from the effective date of termination;

     (ii) if Golden's employment is terminated pursuant to Sections 8a(2) or 8a(3) of this Agreement: for a period of two (2) years from the effective date of termination; and

     (iii) if Golden's employment is not renewed upon expiration of this Agreement or is terminated pursuant to Section 8a(5) of this
             Agreement: for a period of one (1) year from the expiration of this Agreement or the effective date of termination;

     Golden shall not, (i) directly or indirectly, individually or on behalf of any person, company, enterprise or entity not now parties to this Agreement, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, engage in the Business (as defined herein), or aid or endeavor to assist any person, business, enterprise or legal entity, which is engaged or is seeking to engage in the Business, (a "Competitor"), except for the ownership of less than 5% of the securities of a Competitor which is a publicly traded company, which ownership shall not violate this Section; or (ii) solicit any person who is an employee of the Company to terminate his or her participation in the Business or to engage or otherwise participate in any activity which is competitive with the Business. For purposes of this Agreement, "Business" shall mean the direct marketing of promotional incentives to consumers over the Internet. Golden may accept employment with a Competitor provided that he does not, directly or indirectly, render services or assistance to any part of the business of the Competitor that is in any way engaged in the Business.

12. Registration Rights. Golden shall be granted unlimited "piggyback" rights to the extent permissible under the Company's current Articles and Bylaws, and to the maximum extent possible without breaching the terms of any
     agreement to which the Company is currently a party.   To effectuate the
     foregoing, at a minimum the Company shall use its best efforts to add Golden's shares covered under this Agreement to existing piggy back rights under Registration Agreements the Company currently has outstanding.

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13.  Confidentiality.

     a.   Golden agrees that:

     (1). Except pursuant to, and in accordance with the terms of, any confidentiality and nondisclosure agreements which from time to time may be entered into by the Company in pursuing financing, acquisitions or other transactions, Golden will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of the Company or any Affiliate any Confidential Information, except as may be required for the performance of his duties for the benefit of the Company; and

     (2). promptly upon the termination of this Agreement for any reason, Golden (or in the event of Golden's death, his personal representative) shall: (i) return to the Company any and all copies (whether prepared by or at the direction of the Company or Golden) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information in Golden's possession; or (ii) certify in writing to the Company the destruction of, and/or his lack of possession of, all such materials described in subsection (1) herein.

     b. As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by the Company or any Affiliate to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Company or any of the Affiliates or any of their respective predecessors. Confidential Information may include but may not be limited to, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

     c. Golden agrees and understands that the remedy at law for any breach by him of this Section 13 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Golden's violation of any legally enforceable provision of this Section 13, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 13 shall be deemed to limit the Company's remedies at law or in equity for any breach by Golden of any of the provisions of this Section 13 that may be pursued or availed of by the Company.

14. Arbitration. Any dispute or controversy arising out of or relaving to this Agreement shall be

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     settled finally and exclusively by arbitration held in Chicago, IL in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator(s) shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties' consent to the jurisdiction of the courts of the State of Illinois for this purpose. Nothing contained in this Section 14 shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by Golden as provided in
     Section 13 hereof.

15. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be given in writing and shall be deemed sufficiently given, served and received for all purposes upon the first to occur of actual receipt, or delivery by generally recognized overnight courier service, or three (3) days after deposit in the United States mail, postage prepaid, registered or certified, return receipt requested addressed, to the following address (or to a revised address provided to the other party):

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     If to the Company:

     coolsavings.com.
     360. N. Michigan Ave.
     19th Floor
     Chicago, IL 60601

     with a copy to:

     Richard H. Rogel
     P.O. Box 1659
     Avon CO 81620-1659

     If to Golden:

     Steven S. Golden
     436 E. North Water Street
     Unit D
     Chicago, IL 60601

     In all events, with a copy to:

     Douglas J. Golden P.C.
     255 E. Brown St.
     Ste. 110
     Birmingham, MI 48009
     Attn.: Douglas J. Golden

16.  Miscellaneous.
     -------------

     a. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

     b. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Golden under this Agreement shall inure to the benefit of, and shall be binding upon, Golden and his heirs, personal representatives and assigns. This Agreement is personal to Golden and he may not assign his obligations under this Agreement in any manner whatsoever.

     c. The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or as to
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     any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

     d. This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination, waiver, or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     e. This Agreement shall be governed by and construed according to the laws of the State of Illinois.

     f. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

     g. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (facsimile, photostatic or otherwise) of signatures to this Agreement will be deemed to be originals and may be relied on to the same extent as the originals.

     h. The Company hereby represents and warrants unto Golden as follows: (i) the Company has the requisite corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and do not violate any agreement by which the Company is bound, or any law, rule, or regulation to which the Company is subject; and (iii) the person executing this Agreement on behalf of the Company has the requisite authority to execute this Agreement, has been duly authorized to do so, and upon his execution, this Agreement shall be binding upon the Company in accordance with its terms and conditions.

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the ___ day of May, 2001.

                                          COMPANY:

                                          coolsavings.com inc.
                                          a Michigan corporation


                                          ______________________________________
                                          Richard H. Rogel, Director and
                                          Chairman of the Compensation Committee



                                          GOLDEN:

                                          ______________________________________
                                          Steven M. Golden

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